Exhibit 99.1

Release	Immediate
Date	June 25, 2008
Contact	Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com
Curt Pullen (616) 654-3754 or curt_pullen@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller Reports Fourth Quarter Sales Growth of 7% and Record Earnings per Share for FY08

Webcast to be held Thursday, June 26, 2008, at 9:30 AM EDT

Herman Miller, Inc., today announced results for its fourth quarter and fiscal year ended May 31, 2008 . A 7% increase in sales for the quarter and a 350 basis point improvement in operating income, combined with a 12% reduction in the average diluted share count, drove a year-over-year increase in fourth quarter earnings per share of 42%, to a record $0.71. For the full year, sales were up 4.9% and earnings per share were up 29% to a record $2.56.

Brian Walker, Chief Executive Officer, stated, “The employee-owners of Herman Miller did a great job of executing this past quarter and year. Our strategy to diversify into new and emerging markets, both domestically and internationally, is gaining traction. This is evident both in terms of our top-line growth and the breadth of innovative solutions that we are launching in each of our business segments. We’re confident that our focus on performance innovation will enable us to continue to solve our customers’ problems and create value and growth for our shareholders and employee-owners.”

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	Three Months Ended			Fiscal Year Ended
	5/31/08	6/02/07	Percent Change	5/31/08	6/02/07	Percent Change
Net Sales	$519.1	$485.3	7.0%	$2,012.1	$1,918.9	4.9%
Gross Margin %	34.9%	33.6%	11.0%	34.7%	33.7%	8.2%
Operating Expenses	115.0	118.6	(3.0%)	452.1	447.8	1.0%
Operating Earnings %	12.7%	9.2%	48.3%	12.3%	10.3%	24.5%
Net Earnings	39.5	31.7	24.6%	152.3	129.1	18.0%
Earnings per share – diluted	$0.71	$0.50	42.0%	$2.56	$1.98	29.3%
Orders	498.0	476.8	4.4%	2,008.5	1,967.0	2.1%
Backlog	286.2	288.0	(0.6%)

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Fourth Quarter 2008 Financial Results

Sales for the quarter were $519.1 million, reflecting a 7.0% year-over-year increase and sequential growth of 4.8%. Non-North American sales this quarter were up 22.8% year-over-year, while the North American market experienced solid growth of 6.3% compared to the prior year period. Orders for the quarter were $498 million, an increase of 4.4% from a year ago, with North American orders increasing 2.9% and non-North American orders up 16.3% over the same period a year ago.

“This quarter we again experienced very strong growth in our non-North American business,” said Curt Pullen, Chief Financial Officer. “Our broad distribution footprint continues to be a very valuable asset. From this growing platform we are able to serve both our multi-national customers and a rapidly increasing base of indigenous companies who recognize that a great work environment is essential to attracting and retaining the best talent. We were also able to grow in what is a challenging North American market. This reflects the strength of our growing Healthcare business and the ability of our sales and dealer teams to find and close business in our core office market.”

Gross margin increased to 34.9% of sales, an improvement of 130 basis points from 33.6% in the prior year period. Commodity prices increased through the quarter but were offset with increased leverage of costs on higher sales volume, a benefit from reduced inventory levels that generated a favorable LIFO inventory adjustment, as well as the realization of service revenue associated with a large project completion.

Despite higher sales, operating expenses of $115.0 million declined by $3.6 million to 22.2% of sales, a 220 basis point decrease, compared to the same period in fiscal 2007. This decline is directly attributable to the restructuring action taken earlier in the year and the company’s continuing focus on expense management. Sequentially, operating expenses increased from 21.9% in the prior quarter, reflecting the seasonal spending increase related to NeoCon, the industry’s largest annual trade show.

Mr. Pullen added, “Achieving near 13% operating income is evidence of the focus and commitment of everyone at Herman Miller. Our employee-owners did a great job of not only growing our business, but also in carefully and deliberately managing our costs. But, we know there are likely further challenges ahead of us, particularly with commodity prices. Increased prices on certain inputs were reflected only in the latter part of the fourth quarter and will likely be more evident in the new quarter. Our price increase in August is expected to be helpful over the balance of FY09, but is not likely to offset the full effect of these price movements in our first quarter. As can be expected, we are continuing our work to mitigate these negative factors and manage costs in all aspects of our business.”

The effective tax rate for the quarter was 35.1%, up from the prior year rate of 24.4% and from the previous quarter’s rate of 33.0%. The higher tax rate was a result of increased earnings, the absence of favorable benefits recorded in the previous quarter and prior year related to foreign tax credits, and the release of various tax reserves.

The company’s cash position at the end of the quarter was $155.4 million. Cash flow from operations for the quarter totaled $90.4 million compared to $46.3 million for the same period last year. The year-to-year change in operating cash flow was primarily due to higher net income and positive improvements in working capital requirements in the current year. Capital spending for the quarter was $12.3 million compared to $12.8 million for the same period last year.

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Fiscal 2008 Financial Results

Looking back on the full year, solid sales growth of 4.9% drove revenues above the $2 billion mark. A disciplined approach to cost management and manufacturing efficiencies led to a 200 basis point improvement in operating earnings, ending the year at 12.3% of sales. The increased operating income and a consolidated 33.9% income tax rate, leveraged by a reduction of 5.5 million shares outstanding, resulted in record earnings per share of $2.56. The increase in earnings and a decrease in working capital generated cash flows from operations of $213.6 million, an increase of 55% year-over-year.

Looking forward, the company expects first quarter fiscal 2009 sales to be in a range of $470 million to $495 million. The company estimates earnings per share to be in a range of $0.49 to $0.56. These estimates reflect both a challenging U.S. demand picture and the rising commodity costs previously discussed.

Walker concluded, “We’ve just completed one of the most successful years in Herman Miller’s history. Changing economic conditions required us to closely examine how and where we invest our resources to optimize our growth and minimize the impact of ongoing challenges in the U.S. market. As a result, we are well positioned for what we expect will continue to be a difficult near-term environment. With our people, our pipeline of innovative solutions, and continued fiscal discipline, we remain confident in the company’s ability to execute on our diversified growth strategy.”

The company announced a live webcast to discuss the results of the fiscal 2008 fourth quarter on Thursday, June 26, 2008, at 9:30 a.m. EDT. To ensure your access to the webcast, you should allow extra time to visit our website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

About Herman Miller

The designs and services of Herman Miller enhance the performance of human habitats worldwide, making customers’ lives more productive, rewarding, delightful, and meaningful. The company’s award-winning products, complemented by furniture management and strategic consulting services, generated over $2 billion in revenue during fiscal 2008. Widely recognized both for its innovative products and business practices, Herman Miller is a recipient of the prestigious National Design Award for product design from the Smithsonian Institution’s Cooper-Hewitt, National Design Museum. In 2008 the company was once again cited by FORTUNE magazine as the “Most Admired” company in its industry and named among the “100 Best Companies to Work For” in America. The company trades on the NASDAQ Global Select Market under the symbol MLHR. For additional information, visit www.HermanMiller.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in our international markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers, the financial strength of our customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend, or clarify forward-looking statements.

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Financial highlights for the quarter ended May 31, 2008 follow:

Herman Miller, Inc.

Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended

	5/31/08%		6/02/07%

Net Sales	$519.1	100.0%	$485.3	100.0%
Cost of Goods Sold	338.1	65.1%	322.2	66.4%

Gross Margin	181.0	34.9%	163.1	33.6%
Operating Expenses	115.0	22.2%	118.6	24.4%

Operating Earnings	66.0	12.7%	44.5	9.2%
Other Expense, net	5.1	1.0%	2.6	0.5%

Earnings Before Taxes	60.9	11.7%	41.9	8.6%
Income Taxes	21.4	4.1%	10.2	2.1%

Net Earnings	$39.5	7.6%	$31.7	6.5%

Earnings Per Share - Basic	$0.71		$0.50
Weighted Average Basic Common Shares	55,743,030		63,191,273
Earnings Per Share - Diluted	$0.71		$0.50
Weighted Average Diluted Common Shares	56,124,019		63,841,286

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Herman Miller, Inc.

Condensed Consolidated Statements of Operations

(Unaudited) (Dollars in millions, except per share data)

	Fiscal Year Ended

	5/31/08%		6/02/07%

Net Sales	$2,012.1	100.0%	$1,918.9	100.0%
Cost of Goods Sold	1,313.4	65.3%	1,273.0	66.3%

Gross Margin	698.7	34.7%	645.9	33.7%
Operating Expenses	452.1	22.5%	447.8	23.3%

Operating Earnings	246.6	12.3%	198.1	10.3%
Other Expense, net	16.2	0.8%	11.1	0.6%

Earnings Before Taxes	230.4	11.5%	187.0	9.7%
Income Taxes	78.2	3.9%	57.9	3.0%

Earnings Before Minority Interest	152.2	7.6%	129.1	6.7%
Minority Interest, Net of Income Taxes	(0.1)	0.0%	0.0	0.0%

Net Earnings	$152.3	7.6%	$129.1	6.7%

Earnings Per Share - Basic	$2.58		$2.01
Weighted Average Basic Common Shares	59,109,284		64,318,034
Earnings Per Share - Diluted	$2.56		$1.98
Weighted Average Diluted Common Shares	59,584,916		65,061,270

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Herman Miller Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited) (Dollars in millions)

	Fiscal Year Ended

	5/31/08	6/02/07

Net Earnings	$152.3	$129.1

Cash Flows provided by Operating Activities	213.6	137.7
Cash Flows used for Investing Activities	(51.0)	(37.4)
Cash Flows used for Financing Activities	(86.5)	(131.5)
Effect of Exchange Rates	2.9	0.8

Net Increase (Decrease) in Cash	79.0	(30.4)
Cash, Beginning of Year	76.4	106.8

Cash, End of Period	$155.4	$76.4

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Herman Miller, Inc.

Condensed Consolidated Balance Sheets

(Unaudited) (Dollars in millions)

	5/31/08	6/02/07

Assets
Current assets
Cash and equivalents	$155.4	$76.4
Short-term investments	15.7	15.9
Accounts receivable (net)	209.0	188.1
Inventories (net)	55.1	56.0
Prepaid expenses and other	58.0	48.3

Totals	493.2	384.7
Net property and equipment	196.3	196.6
Other assets	93.7	84.9

Total Assets	$783.2	$666.2

Liabilities and Shareholders' Equity
Current liabilities
Unfunded checks	$8.5	$7.4
Current long-term debt	0.0	3.0
Accounts payable	117.9	110.5
Accrued liabilities	184.1	163.6

Totals	310.5	284.5
Long-term debt	375.5	173.2
Other noncurrent liabilities	73.8	52.9

Total Liabilities	759.8	510.6
Minority interest	0.0	0.3
Shareholders' equity	23.4	155.3

Total Liabilities and Shareholders'
Equity	$783.2	$666.2

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